Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces Proposed Sale of Trust Preferred Securities

     Winston-Salem, North Carolina, September 5, 2003 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP) announced today it is proposing to sell $30 million of Trust Preferred Securities to be issued by a subsidiary to be formed for that purpose, Southern Community Capital Trust II, through a firm commitment underwritten offering during the fourth quarter of 2003. Distributions on the preferred securities will be cumulative and payable quarterly in arrears. It is anticipated the preferred securities will be listed for quotation on the Nasdaq National Market.

     F. Scott Bauer, Chairman and CEO said of the offering, “We are excited to provide this investment opportunity to the public. The funds from the offering will be used in the purchase of The Community Bank of Pilot Mountain and for future growth of our bank.”

     Southern Community’s securities trade on the Nasdaq National Market under the common stock symbol SCMF and convertible trust preferred SCMFP.

     Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

     This news release does not constitute an offer to sell, nor the solicitation of any offer to buy, the preferred securities.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and Chief Executive Officer
(336) 768-8500

*end of release*